Exhibit 6.1

EXCLUSIVE LICENSE AGREEMENT

AGT. NO. A2024-1406

This Exclusive License Agreement (the “Agreement”) is made this 16th day of July, 2024 (the “Effective Date”) by and between the Ohio State Innovation Foundation, with an address at 1050 Carmack Rd., Columbus, OH 43201 (hereinafter, “OSIF”) and Jabez Biosciences, Inc., with an address at 6393 Blackstone Drive, Zionsville, IN, 46077 (hereinafter, “Licensee”); collectively, “Parties”, or singly, “Party”.

WHEREAS, OSIF, the technology transfer function for The Ohio State University (“OSU”) and Hendrix College (“Hendrix”) owns Licensed Subject Matter;

WHEREAS, OSIF and Hendrix have entered into an Inter-Institutional Agreement (“IIA”) where OSU controls Licensed Subject Matter and has the sole right to license Licensed Subject Matter on behalf of both OSIF and Hendrix;

WHEREAS, OSIF and Hendrix desire to have the Licensed Subject Matter developed and used for the benefit of the public; and

WHEREAS, Licensee desires to license the Licensed Subject Matter to develop and commercialize Licensed Products under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Parties hereby agree as follows:

1.	Definitions.

“Affiliate” means any entity that: (a) directly or indirectly owns or controls; (b) is owned or controlled by; or (c) is under common ownership or control with another entity; where “ownership” and “control” mean: (i) possession, or the right to possession, of at least fifty percent (50%) of the voting stock of the entity; (ii) the power to direct the management and policies of the entity; (iii) the power to appoint or remove a majority of the board of directors of the entity; or (iv) the right to receive fifty percent (50%) or more of the profits or earnings of the entity. While an entity is entitled to the benefits of an Affiliate under this Agreement for only the period of time the entity qualifies as an Affiliate under this definition, all obligations under this Agreement that accrued to the entity while an Affiliate shall survive until fulfilled even though the entity no longer qualifies as an Affiliate.

“Confidential Information” means all non-public information, whether provided orally, in writing or through tangible materials, that is treated as confidential and/or proprietary when provided by one Party (“Discloser”) to the other Party (“Recipient”); unless the information: (a) was already in possession of Recipient (or when Recipient is OSIF, in its possession or that of OSU) when provided by Discloser, as shown by competent evidence; (b) is now, or becomes in the future, public knowledge other than through a violation of this Agreement; (c) is independently developed by individual(s) without knowledge of or access to the Confidential Information, as shown by contemporaneously written records; or (d) is lawfully obtained without restriction from a third party who did not obtain the information directly or indirectly from Discloser (or when the Discloser is OSIF, from OSIF or OSU).

“Contract Period” means each of the three-month periods ending on June 30, September 30, March 31, or December 31 of each Contract Year.

“Contract Year” means each 12-month period ending on December 31.

Licensee: Jabez Biosciences, Inc. Licensor: Ohio State Innovation Foundation	Page 1 of 27

“Designee” means (i) OSIF or (ii) any entity to which any of OSIF’s rights under Section 3 have been assigned, including to any Affiliate of OSIF.

“Equity Financing” means a cash investment in exchange for any equity securities or securities exchangeable or convertible into equity securities including, without limitation, any capital stock (common or preferred) in a corporation; membership units, shares, or interests in a limited liability company; or partnership interests or shares of a limited partnership.

“Field of Use” means all fields of use.

“First Commercial Sale” means with respect to a given Licensed Product in a particular country, the first sale to a third party of such Licensed Product in such country, after obtaining all required Regulatory Approvals in such country. For the avoidance of doubt, a First Commercial Sale shall not include the supply of any unreimbursed Licensed Product in reasonable quantities, taking all relevant factors into consideration, for use in research or development, including clinical trials, or donated for promotional, advertising or other purposes or for compassionate use.

“Government” means any agency, department or other unit of the United States of America or the State of Ohio.

“including” means including, but without limitation.

“Licensed Product” means any product or process that: (a) is claimed whole or in part by the Patent Rights; and/or (b) is itself, or whose development, manufacture, use, sale or importation, uses, incorporates, is made with and/or is or was created or derived from any Technology Rights.

“Licensed Subject Matter” means Patent Rights and/or Technology Rights.

“Net Sales” means the gross amount of consideration received by Licensee, Affiliates, and/or Sublicensees for Licensed Products sold, leased, transferred, used, performed or otherwise provided, less the amount specifically identified on the invoice for the following items directly attributable to the Licensed Products and borne by Licensee, Affiliates, or Sublicensees as the provider: (a) discounts and rebates granted; (b) sales, value added, use and other taxes and government charges, including import and export duties, but excluding income taxes; (c) freight, transport, packing and transit insurance charges; and (d) amounts refunded, allowed or credited due to rejections or returns, but not exceeding the original invoiced amount. Net Sales on Licensed Products transferred as part of a non-cash exchange or where the gross amount is not in immediately available funds shall be calculated at the average amount invoiced to third parties for such Licensed Products in the same country in the Contract Period. If there is no average amount, then OSIF shall select another reasonable benchmark.

“Non-Royalty Sublicensing Consideration” means the gross amount of consideration, excluding Net Sales, received directly or indirectly by Licensee, Affiliate and/or each Sublicensee that grants a further Sublicense Agreement, including any: (a) fees, including fixed, option, distribution, license, maintenance and joint marketing fees; (b) payments, including milestones and minimum royalty payments; (c) non-cash consideration, including equity, the fair market value for each cross-license of intellectual and/or tangible property and debt forgiveness; (d) funding in excess of Licensee’s or such Sublicensee’s bona fide cost of performing the prospective research and development of Licensed Products; and (e) any other property, remuneration or value given or exchanged for a Sublicense Agreement regardless of how any party characterizes such consideration. Non-Royalty Sublicensing Consideration does not include consideration where Licensee is expressly obligated, through the Sublicense Agreement, to allocate such consideration directly for performing research and development (“R&D Purposes”) for furthering the development of a Licensed Product. R&D Purposes are activities with expenses and costs including but not limited to manufacturing development, regulatory approval, clinical trial activities, label expansion approvals, and other reasonable and documented costs related to performing the research and development of a Licensed Product.

Licensee: Jabez Biosciences, Inc. Licensor: Ohio State Innovation Foundation	Page 2 of 27

“Patent Rights” means OSIF’s rights in all: (a) patents and/or patent applications listed in Appendix 1; (b) patent applications that claim priority thereto, including all divisionals, continuations and continuations-in-part (but only to the extent of the subject matter that is fully disclosed and enabled by (a) to satisfy 35 U.S.C. §112); (c) patents issuing on (a) and/or (b); and (d) reissues, reexaminations, extensions and supplementary protection certificates referencing any of the foregoing.

“Payment Deadline” means each day that is thirty (30) days after the last day of any particular Contract Period.

“Phase I Clinical Trial” means the first human clinical trial phase I trial of a Licensed Product, sponsored, controlled, or managed by Licensee, the principal purpose of which is preliminary determination of safety in healthy individuals or patients to satisfy the requirements of 21 C.F.R. §312.21(a), or any other requirements, or a similar clinical study prescribed by the Regulatory Authorities in a country other than the United States. Such phase I clinical trial shall be deemed to have commenced when such Licensed Product is first administered to any patient enrolled in such phase I clinical trial.

“Phase II Clinical Trial” means the first human clinical trial phase II trial, including the phase II portion of a phase I/II trial, of a Licensed Product, sponsored by Licensee, the principal purpose of which is preliminary evaluation of clinical efficacy and safety, and/or to obtain an indication of the dosage regimen required as more fully defined in 21 C.F.R. §312.21(b), or a similar clinical trial prescribed by the Regulatory Authorities in a country other than the United States. Such phase II clinical trial shall be deemed to have commenced when such Licensed Product is first administered to any patient enrolled in such phase II clinical trial.

“Phase III Clinical Trial” means the first human clinical trial phase III trial, including the phase III portion of a phase II/III, of a Licensed Product, sponsored by Licensee, the principal purpose of which is to establish safety and efficacy in patients with the disease being studied in a manner sufficient to file for Regulatory Approval of such product and would satisfy the requirements of 21 C.F.R. §312.21(c), or a similar clinical trial prescribed by the Regulatory Authorities in a country other than the United States. Such phase III clinical trial shall be deemed to have commenced when such Licensed Product is first administered to any patient enrolled in such phase III clinical trial.

“Regulatory Approval” means, in any given country, the granting by the Regulatory Authority(ies) in that country of all approvals that are necessary for the manufacturing, distributing, marketing, sale, pricing and reimbursement of a drug product.

“Regulatory Authority(ies)” means any federal, state or local regulatory agency, department, bureau or other government entity, including without limitation the FDA, EMEA or PMDA, which has responsibility for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the marketing and sale of a Licensed Product in any country.

Licensee: Jabez Biosciences, Inc. Licensor: Ohio State Innovation Foundation	Page 3 of 27

“Sublicense Agreement” means any agreement or arrangement pursuant to which Licensee directly or indirectly through intermediaries authorizes a third party to: (a) develop, manufacture, offer for sale, sell, lease, transfer, import and/or otherwise provide a Licensed Product; or (b) practice the Licensed Subject Matter; regardless of whether the agreement or arrangement requires or is captioned as a license or sublicense under the Licensed Subject Matter.

“Sublicensee” means any third party, including an Affiliate, with a Sublicense Agreement.

“Technology Rights” means OSIF’s rights in unpatented subject matter, data (excluding protected health information as defined in the Health Insurance Portability and Accountability Act of 1996, codified as 42 U.S.C. 1320d or other personal protected information), and tangible materials, including Confidential Information, that are: (a) directly related to or disclosed in the Patent Rights or the Tech ID(s) listed in Appendix 1; (b) within the Field of Use; and (c) created at OSU before the Effective Date by inventors who are named on the Patent Rights existing as of the Effective Date or by innovators listed on such Tech ID(s).

“Territory” means worldwide.

2.	License Grant and Commercialization.

2.1	Grant. Subject to the terms and conditions of this Agreement and Licensee’s compliance therewith, OSIF grants and Licensee accepts a non-transferable, except as provided in Section 15, and royalty-bearing:

(a)	exclusive license under Patent Rights in the Field of Use in the Territory to make, have made, use, sell, offer for sale and import Licensed Product in the Field of Use in the Territory; and

(b)	non-exclusive license in the Field of Use in the Territory to use Technology Rights to develop and make Licensed Products in the Field of Use in the Territory.

During the sixty (60) days following Effective Date, OSIF will provide reasonable assistance to Licensee, including access to necessary personnel to transfer Technology Rights, but in no event shall OSIF be required to provide any Technology Rights in tangible form if it does not exist in tangible form as of the Effective Date. After such sixty (60) day period, if Licensee requires any additional transfer of Technology Rights, such transfer shall be at OSIF’s sole discretion and the Parties will enter into a mutually acceptable agreement for such transfer.

On behalf of itself, OSU, and Hendrix, OSIF reserves the right to practice, have practiced and transfer the Licensed Subject Matter for teaching, research, education, public service, clinical and other research-related purposes and to publish in connection therewith, including to grant rights to, and transfer material embodiments of, the Licensed Subject Matter to OSU, Hendrix, other academic institutions, non-profit research institutions and governmental entities for these purposes. For any clinical purposes aligned with the development and strategic future benefit of a Licensed Product, OSIF must provide a detailed plan or protocol to Licensee and receive written consent from Licensee, such consent must not be unreasonably withheld, conditioned, or delayed, prior to OSU, Hendrix, or other academic institutions initiating such clinical purpose.

Licensee: Jabez Biosciences, Inc. Licensor: Ohio State Innovation Foundation	Page 4 of 27

Nothing contained in this Agreement or a Party’s performance hereunder shall be construed as conferring, by implication, estoppel or otherwise, upon Licensee, Affiliates, Sublicensees, any party in privity therewith or any customer thereof, any right, title or interest under any intellectual or tangible property right at any time, except for those rights under the Licensed Subject Matter expressly granted in Section 2.1. OSIF reserves all rights, titles and interests not expressly granted in Section 2.1 Licensee shall give written notice with Licensed Products regarding the conditions and restrictions on the rights granted, including to disclaim any implied license. If the Technology Rights include tangible materials, then such materials are provided in bailment to Licensee solely for the use permitted in Section 2.1(b). Nothing herein shall be construed as a sale of the Licensed Subject Matter. Licensee agrees not to practice the Patent Rights or use the Technology Rights outside the Field of Use or outside the Territory.

2.2	Sublicensing. Subject to the terms and conditions of this Agreement and Licensee’s and Sublicensee’s compliance therewith, Licensee may grant Sublicense Agreements under the Licensed Subject Matter provided:

(a)	The Sublicense Agreement: (i) is in writing; (ii) has restrictions consistent with and terms that do not exceed the scope of rights granted to Licensee hereunder; (iii) states OSIF is a third party beneficiary thereunder; and (iv) includes a right of termination by Licensee in the event that Sublicensee acts in any manner that would constitute a breach of this Agreement if such action or inaction were that of Licensee. Notwithstanding Section 2.2(a)(ii), unless OSIF has provided prior written consent, no Sublicense Agreement shall be transferable, including to permit a Sublicensee to grant a further Sublicense Agreement.

(b)	Licensee shall deliver to OSIF a copy of each Sublicense Agreement granted and all modifications or terminations thereof, within thirty (30) days following the applicable execution, modification or termination.

(c)	Notwithstanding any Sublicense Agreement, Licensee shall remain liable to OSIF for all of Licensee’s duties and obligations contained in this Agreement and Sublicensee’s breach of its Sublicense Agreement and shall enforce the terms of the Sublicense Agreement, including to terminate for material breach, if requested to do so in writing by OSIF.

In the event a Sublicensee is an Affiliate of Licensee, the obligations of Sections 2.2(a)(i), 2.2(a)(iii) and 2.2(b) do not apply if an authorized officer of Licensee has certified in writing to OSIF that Licensee’s corporate documents authorize it to obligate and bind the Affiliate named in the certification and Licensee has in fact done so in a manner that is consistent with the terms and conditions of this Agreement. Each such certification shall be attached and incorporated into this Agreement to evidence the Sublicense Agreement with the named Affiliate as a Sublicensee without the requirement for a formal amendment to this Agreement. Regardless of when the certification is attached to this Agreement, such Sublicense Agreement shall be given effect as of the date such certification is received by OSIF pursuant to Section 18.

2.3	Government Rights. Licensee understands that Licensed Subject Matter may have been conceived or first actually reduced to practice, or during the Term may be first actually reduced to practice, under a funding agreement with a Government and, if so, that Government has certain rights relative thereto. This Agreement is limited by and made subject to the Government’s rights under any such agreement and under any applicable Government’s law or regulation, including 35 U.S.C. §200 et seq. (“Bayh-Dole Act”). To the extent that there is a conflict between any such agreement, such applicable law or regulation and this Agreement, the terms and conditions of such Government agreement, and/or applicable law or regulation, shall prevail. Licensee agrees to comply and permit OSIF to comply with the Bayh- Dole Act, including to provide the reporting required, and unless waived pursuant to the Bayh-Dole Act to substantially manufacture Licensed Products and products produced through the use of Licensed Products in the United States.

Licensee: Jabez Biosciences, Inc. Licensor: Ohio State Innovation Foundation	Page 5 of 27

2.4	Diligent Commercialization. Licensee, by itself or through its Sublicensees, shall use diligent and commercially reasonable efforts to commercialize Licensed Products in the Field of Use within the Territory. Without limiting the foregoing, Licensee shall, at a minimum: (a) maintain a bona fide, funded, ongoing and active research, development, manufacturing, marketing, and sales program to diligently make, offer for sale and sell Licensed Products so that Licensed Products are commercially available to the public as soon as commercially practicable; and (b) fulfill the milestone events stated below (the “Diligence Milestones”):

Diligence Milestone	Date to be Completed/Achieved
Assume sponsorship and/or compete transfer of IND application submitted by OSU (Pre-IND Application Number: PIND 169172; Protocol Number: HOSU-53-001)
Enroll a first patient in a Phase 1 Clinical Trial for a first indication at OSU
Enroll a first patient in a Phase 1b Clinical Trial (or equivalent Phase 1b Clinical Trial expansion phase from a Phase 1 Clinical Trial) for a first indication at OSU
Enroll a first patient in a Phase 2 Clinical Trial for a first indication
Enroll a first patient in a Phase 3 Clinical Trial for a first indication
Submit NDA or foreign equivalent for Regulatory Approval to a Regulatory Authority
First Commercial Sale

If any of the obligations under this Section 2.4 are not fulfilled, OSIF may treat such failure as a breach in accordance with Section 8.3(b).

Licensee shall provide a written report on the completion of each Diligence Milestone to OSIF within ten (10) days of completion.

Licensee: Jabez Biosciences, Inc. Licensor: Ohio State Innovation Foundation	Page 6 of 27

2.5	OSU Phase 1a and b Equivalent Clinical Trial. Licensee shall fully fund and execute a Phase 1 Clinical Trial (Protocol Number: HOSU-53-001) to completion as outlined in PIND 169172, submitted by the Drug Development (Institute (“DDI”) at the Ohio State University. Such protocol may be reasonably amended by Licensee after Licensee completes transfer or assumes sponsorship of the IND application or Phase 1 Clinical Trial. The Phase 1 Clinical Trial is presently estimated at a total cost of $8,500,000, with an equivalent Phase 1a stage cost of approximately $4,000,000 and subsequent equivalent Phase 1b stage cost of approximately of $4,500,000.

3.	Compensation.

3.1	License Fee. Licensee shall pay to OSIF a non-refundable, up-front license fee in the amount of five hundred thousand dollars ($500,000) (“License Fee”) on/within thirty (30) days of the Effective Date. The License Fee shall not be credited against any other amounts due under this Agreement.

3.2	Royalties. By each Payment Deadline, Licensee shall pay OSIF non-refundable and non-creditable running royalties as follows:

Ten percent (10%) of Net Sales of Licensed Products defined in (a) of the definition of Licensed Products; and

Five percent (5%) of Net Sales of Licensed Products defined in (b) of the definition of Licensed Products;

(collectively the “Royalties”). For clarity, if more than one royalty rate applies to a given Net Sale, only one rate will be used to calculate Royalties and that rate will be the higher of the rates.

3.3	Minimum Annual Royalties. Thirty (30) days prior to the first Contract Year following the First Commercial Sale each Contract Year thereafter during the Term, Licensee shall pay OSIF a non-refundable minimum annual royalty as follows (each the “Minimum Annual Royalty”):

Amount	Contact Year Ending
$250,000	First and Second Contract Years following the First Commercial Sale
$500,000	Third Contract Year following the First Commercial Sale and each Contract Year thereafter

Payment of the Minimum Annual Royalty may be credited toward Royalties due in the Contract Year to which the payment corresponds.

Licensee: Jabez Biosciences, Inc. Licensor: Ohio State Innovation Foundation	Page 7 of 27

3.4	Milestone Fees. Licensee shall pay OSIF the following amounts within (30) days of achievement of each corresponding Milestone according to the following (collectively the “Milestone Fees”):

Milestone	Milestone Fee
Enroll a first patient in a Phase 1b Clinical Trial (or equivalent Phase 1b Clinical Trial expansion phase from a Phase 1 Clinical Trial) for a first indication at OSU	$250,000
Enroll a first patient in a Phase 2 Clinical Trial for a first indication	$1,000,000
Enroll a first patient in a Phase 3 Clinical Trial for a first indication	$2,500,000
Submit NDA or foreign equivalent for Regulatory Approval to a Regulatory Authority	$5,000,000
First Commercial Sale	$10,000,000

3.5	Sublicense Fees. For clarity, Net Sales by Sublicensees shall be subject to royalties payable to OSIF as provided in Section 3.2. Within thirty (30) days of receiving any Non-Royalty Sublicensing Consideration, Licensee shall pay to OSIF an amount equal to thirty percent (30%) of all Non-Royalty Sublicensing Consideration (collectively the “Sublicensee Fees”).

3.6	Maintenance Fees. Licensee shall pay OSIF the following amounts upon the corresponding date according to the following schedule (collectively the “Maintenance Fees”):

Maintenance Fee	Date
1st anniversary of the Effective Date	$25,000
2nd anniversary of the Effective Date	$50,000
3rd anniversary of the Effective Date and each anniversary thereafter until a First Commercial Sale is achieved	$100,000

Licensee: Jabez Biosciences, Inc. Licensor: Ohio State Innovation Foundation	Page 8 of 27

3.7	Participation Rights. If Licensee undertakes an Equity Financing while Licensee is a privately held company, then Designee will have the right to purchase up to the greater of Five Million Dollars ($5,000,000) or ten percent (10%) of securities issued in each offering on the same terms and conditions as are offered to the other purchasers in each such financing. Licensee shall provide twenty (20) days advance written notice of each Equity Financing opportunity, including reasonable detail regarding the terms and purchasers in the Equity Financing.

4.	Reports and Plans. Utilizing the report forms in Appendices 2 and 3, incorporated herein by reference, Licensee shall provide to the attention of OSIF’s payment and reporting contact stated in Appendix 4: (a) an annual written progress report by January 31 of each Contract Year; (b) a payment and royalty report each Contract Period by the Payment Deadline. If no payments are due in any Contract Period, then Licensee shall submit the report so stating. The obligations in this Section 4 are in addition to and not in lieu of the other reporting obligations in this Agreement.

5.	Payment, Records, and Audits.

5.1	Payments. All amounts referred to in this Agreement are expressed in U.S. dollars without deductions for taxes, assessments, fees, or charges of any kind. All payments to OSIF shall be made in U.S. dollars by check or wire transfer (Licensee to pay all wire or other transfer fees) payable to Ohio State Innovation Foundation as stated in Appendix 4. Licensee may not make any tax withholdings from payments to OSIF.

5.2	Sales Outside the U.S. If any currency conversion shall be required in connection with the calculation of payments hereunder, such conversion shall be made using the rate used by Licensee for its financial reporting purposes in accordance with U.S. Generally Accepted Accounting Principles (or foreign equivalent).

5.3	Late Payments. Amounts that are not paid when due shall accrue a late charge from the due date until payment is received by OSIF, at a rate equal to 1.5% per month (or the maximum allowed by law, if less). Acceptance of late payments does not negate or waive any other right or remedy to which OSIF may be entitled.

5.4	Records. For a period of six (6) years after the Contract Period to which the records pertain, Licensee agrees that it, Affiliates and Sublicensees shall keep complete and accurate records pertaining to any consideration relating to this Agreement and/or Sublicense Agreements, including Net Sales, Royalty payment calculations, Milestone Fees, and Non-Royalty Sublicensing Consideration, in sufficient detail to enable payments to be determined and audited.

5.5	Auditing. OSIF or its representatives, shall be permitted, at OSIF’s expense, to periodically examine and/or audit the records required by Section 5.4 (“Examination”) during regular business hours, at Licensee’s and/or its Sublicensee’s place of business, on at least thirty (30) days advance notice, to verify any payment or report relating to this Agreement and/or any Sublicense Agreement. For each Sublicensee, Licensee shall obtain such Examination rights for OSIF and itself. If Licensee conducts an Examination of Sublicensee’s records, Licensee shall furnish to OSIF a copy of the findings from such Examination. No more than one Examination of Licensee and each Sublicensee shall be conducted under this Section 5.5 in any Contract Year. If any amounts due OSIF have been underpaid as of the date of the Examination, then Licensee shall immediately pay OSIF the amount of such underpayment plus accrued interest due in accordance with Section 5.3. If the amount of underpayment is equal to or greater than five percent (5%) of the total amount due for the records so examined, Licensee shall also reimburse OSIF the costs of such Examination and any collection actions taken. Such Examinations may, at OSIF’s sole discretion, consist of a self-audit conducted by Licensee and/or Sublicensee at their respective expense and certified in writing by an authorized officer of Licensee and/or Sublicensee.

Licensee: Jabez Biosciences, Inc. Licensor: Ohio State Innovation Foundation	Page 9 of 27

6.	Intellectual Property Management.

6.1	Past Patent Expenses. Within thirty (30) days after Licensee’s receipt of invoice, Licensee shall reimburse OSIF for all costs and expenses associated with the Patent Rights prior to the Effective Date. Such costs and expenses are presently estimated to be $422,059.54.

6.2	Ongoing Patent Expenses. Licensee shall pay all costs and expenses associated with the Patent Rights on or after the Effective Date within sixty (60) days after Licensee’s receipt of each invoice. Notwithstanding the foregoing, OSIF may request Licensee to pre-pay costs and expenses predicted for certain Patent Rights upon written request, including for nationalization of the Patent Rights. Without limitation, failure to strictly comply with Sections 6.1 or 6.2 shall be considered a payment default under Section 8.3(a).

6.3	Responsibility & Coordination. In its discretion, OSIF shall control the preparation, prosecution, defense and maintenance of the Patent Rights using counsel of its choosing. So long as Licensee is not in default of Section 6.2, OSIF shall instruct such patent counsel to provide copies of all material documents it receives from or submits to patent offices regarding the Patent Rights in the Field of Use and Territory and OSIF shall reasonably consider Licensee’s comments when timely provided. OSIF shall pay under large entity designation unless the Licensee and each of its Sublicensees are entitled to claim small entity designation with the USPTO and Licensee has provided OSIF written notice thereof. Licensee shall promptly notify OSIF upon loss of entitlement to small entity designation and, without limitation, pay all costs and expenses associated therewith.

6.4	Foreign Filings. In addition to the U.S., the Patent Rights shall, subject to applicable bar dates and Licensee’s compliance with Section 6.2, be pursued in such foreign countries as Licensee so designates in writing to OSIF in sufficient time to reasonably enable the preparation of such additional filings (in no event less than thirty (30) days prior to any deadline), and in those foreign countries in which OSIF has filed applications prior to the Effective Date. If Licensee does not choose to pursue patent rights in a particular foreign country and OSIF chooses to do so, Licensee shall so notify OSIF, and thereafter said patent application or patent shall no longer be included in the Licensed Subject Matter and Licensee shall have no further rights thereto.

6.5	Withdrawal from Paying Patent Costs. If at any time Licensee wishes to cease paying for any costs for a particular Patent Right, including for patent prosecution in a particular jurisdiction, Licensee must give OSIF at least ninety (90) days prior written notice and Licensee shall continue to be obligated under Section 6.2 for costs and expenses incurred during said notice period. Thereafter, said patent application or patent shall no longer be included in the Licensed Subject Matter and Licensee shall have no further rights thereto.

Licensee: Jabez Biosciences, Inc. Licensor: Ohio State Innovation Foundation	Page 10 of 27

6.6	Challenge. In the event Licensee, its Affiliate and/or any Sublicensee intends to challenge the validity or enforceability of any of the Patent Rights, whether through a declaratory judgment action, opposition, post-grant proceeding or otherwise, then Licensee shall: (a) give OSIF ninety (90) days prior written notice; (b) continue to make all payments due hereunder directly to OSIF, provided, however, payments due under this Agreement (other than those for reimbursement of costs) shall be doubled for the remainder of the Term; and (c) have no right to pay into escrow or other account any amounts due OSIF. For purposes of clarity, no payment made to OSIF is refundable or may be offset, including any amounts paid under this Agreement prior to or during the period of the challenge, even if the challenge is successful or it is otherwise determined that the Patent Rights are invalid or unenforceable.

7.	Infringement and Litigation.

7.1	Enforcement. In the event that either Party becomes aware of any actual or potential infringement of any Patent Rights under this Agreement which adversely affects or is reasonably expected to adversely affect the research, development, manufacture or commercialization of any Licensed Product in the Field of Use in the Territory, then such Party will provide prompt (but in any event within ten (10) days) written notice to the other Party and reasonable evidence of such infringement (each a “Competitive Infringement”). Licensee (or its designee) shall have the first right, but not the obligation, to take steps to abate any Competitive Infringement, including bringing and controlling any legal action to enforce the Patent Rights in connection therewith (any such legal action an “Enforcement Action”), at its own expense, as it reasonably determines appropriate and using counsel of its choice. Licensee shall reasonably consult with and consider in good faith the comments of OSIF in such Enforcement Action, provided that Licensee shall not take any action that would admit the invalidity or unenforceability of any Patent Right without the prior written consent of OSIF. If Licensee fails to take steps to abate such Competitive Infringement or to file an Enforcement Action within ninety (90) days after receiving or providing notice pursuant to this Section 7.1, or if Licensee decides to or does discontinue the prosecution of any such Enforcement Action without abating such Competitive Infringement, then OSIF shall have the right, but not the obligation, to enforce such Patent Rights, or take over the enforcement of the Enforcement Action, as applicable, at its own expense.

7.2	Cooperation between OSIF and Licensee. In any infringement suit or dispute regarding the Patent Rights, the Parties agree to cooperate fully with each other in a reasonable manner, at the enforcing Party’s request and expense, including joining such Enforcement Action if required by law. The non-enforcing Party shall be entitled to participate in such Enforcement Action using counsel of its choice and at its expense, but such Party shall at all times cooperate fully with the enforcing Party. Any recoveries or settlement resulting from an Enforcement Action (whether for punitive or exemplary damages, or any other recovery or settlement received, including compensatory damages or damages based on loss of revenues (hereinafter referred to as “Recovery”)) shall be first applied against payment of each Party’s costs and expenses in connection therewith, provided that if such recovery is less than the Parties’ aggregate costs and expenses incurred in such action, such recovery shall be allocated between the Parties on a pro rata basis based on their relative costs and expenses incurred in such action. Any remaining amounts of such Recovery that are compensatory damages, for example, compensation for loss of revenues, shall be shared as follows: (i) if the enforcing Party is OSIF, of the remaining amounts to OSIF, or (ii) if the enforcing Party is Licensee, remaining amounts shall be allocated to Licensee and shall be deemed to be the Net Sales of Licensed Products in the fiscal quarter received by Licensee, and Licensee shall pay to OSIF an amount representing the royalty which would have been paid by Licensee in accordance with the provisions of Article 3.2 had such portion of the Recovery been accrued by Licensee as Net Sales. Any remaining amounts of such Recovery that are non-compensatory, for example, enhanced or punitive damages, shall be shared as follows: (i) if the enforcing Party is OSIF, to OSIF, or (ii) if the enforcing Party is Licensee, to Licensee and to OSIF.

Licensee: Jabez Biosciences, Inc. Licensor: Ohio State Innovation Foundation	Page 11 of 27

8.	Term and Termination.

8.1	Term. Unless earlier terminated as provided herein, the term of this Agreement shall commence on the Effective Date and continue until the longer of: (a) the last to expire of the Patent Rights; or (b) twenty (20) years from the First Commercial Sale (“Term”).

8.2	Termination by Licensee. Licensee, at its option, may terminate this Agreement by providing OSIF written notice stating its reason for termination, and such termination shall become effective ninety (90) days after receipt of such notice by OSIF.

8.3	Termination by OSIF. OSIF, at its option, may immediately terminate this Agreement, in whole or in part, upon delivery of written notice to Licensee of OSIF’s decision to terminate, if any of the following occur:

(a)	Licensee has failed to make any payment when due under this Agreement, and does not make the required payment within thirty (30) days after delivery of written notice thereof from OSIF;

(b)	Licensee is in breach of any non-payment provision of this Agreement, and does not cure such breach within thirty (30) days after delivery of written notice from OSIF; or

(c)	To the extent not prohibited by applicable law, Licensee or its Affiliate or Sublicensee initiates any proceeding or action to challenge the validity, enforceability, ownership or scope of one or more of the Licensed Subject Matter, or assist a third party in pursuing such a proceeding or action.

8.4	Other Conditions of Termination. This Agreement shall terminate:

(a)	Immediately unless prohibited by applicable law, without the necessity of any action being taken by OSIF or Licensee if: (i) Licensee files a bankruptcy action or becomes bankrupt or insolvent; (ii) Licensee’s Board of Directors elects to liquidate its assets or dissolve its business; (iii) Licensee ceases its business operations; (iv) Licensee makes an assignment for the benefit of creditors; or (v) if the business or assets of Licensee are otherwise placed in the hands of a receiver, assignee or trustee, whether by voluntary act of Licensee or otherwise; or

(b)	At any time by mutual written agreement between Licensee and OSIF.

Licensee: Jabez Biosciences, Inc. Licensor: Ohio State Innovation Foundation	Page 12 of 27

8.5	Effect of Termination. If this Agreement:

(a)	Is terminated, then all Sublicense Agreements in compliance with this Agreement where the Sublicensee is in compliance as of the date of such termination with such Sublicense Agreement shall remain in effect and shall be assigned to OSIF, except that OSIF shall not be bound by terms or conditions set forth in any Sublicense Agreement that extend beyond the duties and obligations of OSIF set forth in this Agreement;

(b)	Is terminated, then all rights granted under this Agreement immediately revert to OSIF, and Licensee and any Sublicensee that is not in compliance with this Agreement and its Sublicense Agreement, shall cease to practice the Licensed Subject Matter, including making, having made, distributing, having distributed, using, providing, selling, offering to sell, leasing, loaning and importing any Licensed Products after the effective date of termination;

(c)	Is terminated, then within forty-five days thereof, Licensee shall provide OSIF with a copy of all data, including clinical data, owned or controlled by Licensee and/or Sublicensee(s) relating to each Licensed Product, and without further consideration Licensee hereby grants OSIF the right to access use and refer to, and have accessed, have used and to have referred to the foregoing, including any regulatory documents relating thereto for example an Investigational New Drug application, solely in connection with a license under the Subject License Matter;

(d)	Is terminated or expires, then Licensee immediately shall tender payment of all accrued payments due to OSIF as of the effective date of termination or expiration, including payment of all unreimbursed costs and expenses incurred under Section 6 prior to the effective date of termination or expiration upon receipt of invoice therefor, and render a final report covering the subject matter described in Section 4; in each case regardless of whether otherwise due hereunder;

(e)	Is terminated or expires, then nothing in this Agreement shall be construed to release either Party from any right or obligation that matured prior to the effective date of termination or expiration; and

(f)	Is terminated or expires, then this provision Section 8.5(f) and the provisions of Sections 1 (Definitions), 2.5 (OSU Phase 1 Clinical Trial), payment obligations in 7.1 (Licensee’s Enforcement Rights), 7.3 (Cooperation between OSIF and Licensee), 9 (Confidentiality), 11.2 (OSIF Disclaimers), 12 (Limit of Liability), 13 (Indemnification Obligation), 14 (Insurance Requirements), 17 (Use of Name), 18 (Notices), and 19 (General Provisions) shall survive any termination or expiration of this Agreement until their purposes are fulfilled. In addition, the provisions of Sections 3 (Compensation), 4 (Reports and Plans), 5 (Payment, Records and Audits), 6 (Intellectual Property Management) and 8 (Term and Termination) shall survive with respect to all activities and payment obligations accruing prior to the termination or expiration of this Agreement.

Licensee: Jabez Biosciences, Inc. Licensor: Ohio State Innovation Foundation	Page 13 of 27

9.	Confidentiality.

9.1	Treatment of Confidential Information. Recipient shall use reasonable care to safeguard the confidentiality of the Confidential Information and shall not provide any Confidential Information to third parties or use other than as permitted below without Discloser’s prior written consent.

9.2	Right to Disclose.

(a)	Licensee consents to OSIF disclosing Confidential Information to OSU, and other third parties to the extent it is reasonably necessary to fulfill its obligations or exercise its rights under this Agreement, on the condition OSIF has confidentiality obligations and non-use restrictions at least as stringent as those on OSIF hereunder with OSU and/or such third parties.

(b)	To the extent it is reasonably necessary to fulfill its obligations or exercise its rights under this Agreement, Licensee may disclose Confidential Information on the condition that the party to whom it provides the Confidential Information has agreed to terms and conditions of confidentiality and non-use at least as stringent as those on Licensee herein. In no event shall Licensee or anyone receiving Confidential Information from Licensee use Confidential Information in a manner detrimental to OSIF, OSU or their respective rights.

(c)	If Recipient is required by law, regulation, or court order to disclose any of the Confidential Information, then it may do so provided it had promptly notified Discloser and had reasonably assisted Discloser, if needed, for Discloser to try to obtain a protective order or other remedy of Discloser’s election and expense.

(d)	Notwithstanding anything to the contrary, neither Party is obligated to maintain the existence of this Agreement as Confidential Information.

9.3	Further Exclusions to Obligations of Confidentiality. When Recipient is OSIF, Recipient is under no obligation for any Confidential Information which is provided by Discloser to anyone other than OSIF.

9.4	Surviving Obligations. All Confidential Information of the other party shall be returned or destruction certified at the end of the Term, at Discloser’s election, provided that Recipient shall be permitted to retain one copy of the Confidential Information in its legal function in order to verify its compliance hereunder and electronic records maintained for archival purposes need not be destroyed. The Parties’ confidentiality and non-use obligations under this Agreement shall survive the expiration or termination of this Agreement, and shall continue for a period of three (3) years thereafter.

9.5	Injunctive Relief. In addition to and not in lieu of any other rights or remedies but subject to Section 19.10, Discloser may seek specific performance, injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 9 without showing actual monetary damages in connection therewith.

10.	Export Compliance. Without limiting Section 11.3(c), Licensee shall observe all applicable United States and foreign laws and regulations with respect to the research, development, manufacture, marketing and transfer of Licensed Products and related technical data, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulation and hereby represents and covenants that Licensee: (a) is neither a national of, nor controlled by a national of, any country to which the United States prohibits the export or re-export of goods, services, or technology; (b) is not a person specifically designated as ineligible to export from the United States or deal in U.S. origin goods, services, or technologies; (c) shall not export or re-export, directly or indirectly, any goods, services, or technology to any country or person (including juridical persons) to which the United States prohibits the export of goods, technology or services; and (d) in the event that a United States government license or authorization is required for an export or re-export of goods, services, or technology (including technical information acquired from OSIF under this Agreement and/or any products created by using such technical information or any part thereof), shall obtain any necessary United States government license or other authorization prior to undertaking the export or re-export. Without limitation, Licensee shall require a provision in Sublicense Agreement, substantially similar to this Section 10, requiring that Sublicensees comply with all then-current applicable export laws and regulations and other applicable laws and regulations.

Licensee: Jabez Biosciences, Inc. Licensor: Ohio State Innovation Foundation	Page 14 of 27

11.	Representations and Disclaimers.

11.1	OSIF Representations. Except for the rights, if any, of the Government, OSIF represents and warrants to Licensee that to the knowledge of OSIF: (a) OSIF and Hendrix are the owners or agents of the entire right, title, and interest in and to Patent Rights (other than the right, title and interest of any joint owner); (b) OSIF has the right to grant the license(s) hereunder; and, (c) OSIF has not knowingly granted and shall not knowingly grant licenses or other rights under the Patent Rights that are in conflict with the terms and conditions in this Agreement.

11.2	OSIF Disclaimers. EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 11.1, LICENSEE UNDERSTANDS AND AGREES THAT OSIF MAKES NO OTHER REPRESENTATIONS OR WARRANTIES AND OSIF, ON BEHALF OF ITSELF,OSU, AND HENDRIX EXPRESSLY DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, STATUTORY, IMPLIED OR OTHERWISE, INCLUDING AS TO THE LICENSED PRODUCTS, THE OPERABILITY OR FITNESS FOR ANY USE OR PARTICULAR PURPOSE, MERCHANTABILITY, SAFETY, EFFICACY, APPROVABILITY BY REGULATORY AUTHORITIES, TIME AND COST OF DEVELOPMENT, PATENTABILITY, NONINFRINGEMENT, BREADTH OF PATENT RIGHTS, WHETHER ANY CLAIM WILL ISSUE OR IS VALID, AND AS TO WHETHER THERE ARE ANY PATENTS NOW HELD, OR WHICH MAY BECOME HELD, BY ANY ENTITY THAT MIGHT BE REQUIRED FOR THE PRACTICE OF LICENSED SUBJECT MATTER.

11.3	Licensee Representation. Licensee represents and warrants that: (a) Licensee has: (i) not been induced in any way by OSIF or its employees to enter into this Agreement; (ii) been given an opportunity to conduct sufficient due diligence with respect to all items and issues pertaining to this Agreement; (iii) adequate knowledge and expertise to conduct the due diligence; and (iv) accepted all risks inherent herein; (b) it is a duly organized and validly existing entity in good standing under the laws of its jurisdiction of organization, and has all necessary corporate or other appropriate power and authority to execute, deliver and perform its obligations hereunder; (c) it shall comply with all applicable international, national, or local laws and regulations in its performance under this Agreement, including export control laws; (d) it shall diligently pursue the development, manufacture, and sale of Licensed Products throughout the Term; and (e) it shall continue to maintain throughout the Term and beyond insurance coverage as set forth in Section 14.

12.	Limit of Liability. IN NO EVENT SHALL OSIF, OSU, HENDRIX, OR THEIR RESPECTIVE AFFILIATES, OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, STUDENTS, TRUSTEES, AGENTS OR INDEPENDENT CONTRACTORS IN THEIR CAPACITY FOR OSIF,OSU, OR HENDRIX OR SUCH AFFILIATE, BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING DAMAGES FOR LOSS OF PROFITS OR REVENUE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR LICENSED SUBJECT MATTER, REGARDLESS OF WHETHER ANY SUCH PARTY KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. OTHER THAN FOR LIABILITIES AGAINST LICENSEE FOR WHICH IT PROVIDES INDEMNIFICATION (SECTION 13) OR FOR MISUSE, MISAPPROPRIATION OR INFRINGEMENT OF OSIF’S OR HENDRIX’S INTELLECTUAL PROPERTY RIGHTS, LICENSEE SHALL NOT BE LIABLE TO OSIF OR HENDRIX FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF WHETHER LICENSEE KNOWS OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

Licensee: Jabez Biosciences, Inc. Licensor: Ohio State Innovation Foundation	Page 15 of 27

13.	Indemnification Obligation. Licensee agrees to hold harmless, defend and indemnify OSIF, OSU, Hendrix, their respective Affiliates, and their respective officers, directors, employees, students, inventors, trustees, agents, and independent contractors (“Indemnified Parties”) from and against any liabilities, damages, causes of action, suits, judgments, liens, penalties, fines, losses, costs and expenses, including reasonable attorneys’ fees and other expenses of litigation, resulting from claims or demands brought by third parties (collectively “Liabilities”) against an Indemnified Party on account of any injury or death of persons, damage to property, or any other damage or loss arising out of or in connection with this Agreement, and/or the exercise or practice of the rights granted hereunder by or under authority of Licensee and/or Sublicensee, or third party person or entity having a Licensed Product; provided, however, Licensee shall have no responsibility or obligation under this Section to the extent of Liabilities caused solely by the gross negligence or willful misconduct by OSIF or Hendrix.

14.	Insurance Requirements. Prior to any Licensed Product being used, including for the purpose of obtaining regulatory approval, or offered for sale by Licensee or Sublicensee, and for a period of five (5) years after this Agreement expires or is terminated, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in commercially reasonable and appropriate amounts for the Licensed Product to ensure its obligations under this Agreement. Licensee shall use commercially reasonable efforts to have OSIF, OSU, Hendrix, and their respective Affiliates, officers, directors and employees named as additional insureds. Such commercial general liability insurance shall provide, without limitation: (a) product liability coverage; (b) broad form contractual liability coverage for Licensee’s indemnification under this Agreement; and (c) coverage for abatement and/or litigation costs. Upon request by OSIF, Licensee shall provide OSIF with written evidence of such insurance. Additionally, Licensee shall provide OSIF with advance written notice of at least sixty (60) days prior to Licensee cancelling, not renewing, or materially changing such insurance.

15.	Assignment. This Agreement is not assignable or otherwise transferable, including by operation of law, merger or other business combination, by Licensee without the prior written consent of OSIF, which consent shall not be unreasonably withheld if any assignee at the time of such assignment has the financial and development expertise to perform the obligations of Licensee hereunder, as reasonably determined by OSIF. For any permitted assignment or transfer to be effective, Licensee must be in good standing under this Agreement and the assignee must assume in writing all of Licensee’s interests, rights, duties, liabilities and obligations under this Agreement and agree to comply with all terms and conditions of this Agreement as if assignee were an original Party to this Agreement. OSIF shall be provided a copy of such writing within twenty- four (24) hours of its execution. OSIF may assign this Agreement and/or all or some of its rights hereunder, and will provide written notice thereof to Licensee.

16.	Patent Markings. Licensee agrees that all Licensed Products shall be marked as permitted in accordance with each country’s patent marking laws, including Title 35, U.S. Code, in the United States.

Licensee: Jabez Biosciences, Inc. Licensor: Ohio State Innovation Foundation	Page 16 of 27

17.	Use of Name. Licensee shall not use the name, trademarks or other marks of OSIF, OSU, or Hendrix without the advance written consent of OSIF, OSU, and Hendrix. OSIF and OSU may use Licensee’s name for annual reports, brochures, website and internal reports without prior consent.

18.	Notices. Any notice or other communication of the Parties required or permitted to be given or made under this Agreement shall be in writing and shall be deemed effective on the date received when sent in a manner that provides confirmation or acknowledgement of delivery and received at the applicable address set forth in Appendix 4, incorporated herein by reference. Notices required under this Agreement may be delivered via E-mail provided such notice is confirmed in writing as indicated. Late payment notices are sufficiently delivered via E-mail only.

19.	General Provisions.

19.1	Binding Effect. This Agreement is binding upon the Parties hereto, their respective executors, administrators, heirs, assigns and successors in interest and inures to the benefit of the Parties and their permitted successors and assigns. Conveyances made in contravention with the terms of this Agreement shall be null and void.

19.2	Construction of Agreement. Both Parties agree that any ambiguity in this Agreement shall not be construed more favorably toward one Party than the other Party, regardless of which Party primarily drafted this Agreement. Headings are for the convenience of the Parties and do not impart independent meaning to this Agreement.

19.3	Counterparts and Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A Party may evidence its execution and delivery of this Agreement by transmission of a signed copy of this Agreement via facsimile or email.

19.4	Registration of Licenses. Licensee agrees to register and give required notice concerning this Agreement, at its expense, in each country where an obligation exists under law to so register or give notice and shall reasonably consider OSIF’s comments regarding redaction.

19.5	Governing Law; Jurisdiction. This Agreement shall be construed and enforced in accordance with laws of the State of Ohio, without regard to choice of law and conflicts of law principles. The Parties agree that any claim or cause of action regarding this Agreement shall be brought in a court of competent jurisdiction in Franklin County, Ohio and this is the Parties’ sole and exclusive process for seeking a remedy for any and all claims and causes of action regarding this Agreement that are permitted to be brought in Franklin County, Ohio. Licensee waives any objection to the jurisdiction of the courts in Franklin County.

19.6	Modification. Any modification of this Agreement shall be effective only if it is in writing and signed by duly authorized representatives of both Parties unless provided under Sections 2.2, 2.3, 6.4 or 6.5.

19.7	Severability. If any provision hereof is invalid, illegal or unenforceable in any jurisdiction, the Parties hereto shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties, and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such other provisions in any other jurisdiction, so long as the essential essence of this Agreement remains enforceable.

Licensee: Jabez Biosciences, Inc. Licensor: Ohio State Innovation Foundation	Page 17 of 27

19.8	Good Faith and Fair Dealing. The Parties shall perform their respective obligations and exercise their rights under this Agreement in good faith and with fair dealing.

19.9	Third Party Beneficiaries. Nothing in this Agreement shall be interpreted as placing the Parties in an employment, partnership, joint venture or agency relationship and neither Party shall have the right or authority to obligate or bind the other Party on its behalf. Nothing in this Agreement, express or implied, is intended to confer any benefits, rights or remedies on any entity, other than the Parties, OSU, and their permitted successors and assigns. However, if there is a joint owner of any Patent Rights (other than Licensee), then Licensee hereby agrees that the following provisions extend to the benefit of the co-owner identified therein (excluding Licensee to the extent it is a co-owner) as if such co-owner was identified in each reference to OSIF: the retained rights under Section 2.1 (Grant), Section 2.3 (Government Rights); Section 6 (Intellectual Property Management); Section 7 (Infringement and Litigation); Section 9 (Confidentiality); Section 11.3 (OSIF Disclaimers); Section 12 (Limit of Liability); Section 13 (Indemnification Obligation); Section 14 (Insurance Requirements); Section 15 (Assignment); Section 17 (Use of Name); Section 19.8 (Third Party Beneficiaries) and Section
19.10	(Sovereign Immunity, if applicable).

19.10	Waiver. Neither Party shall be deemed to have waived any of its rights under this Agreement unless the waiver is in writing and signed by such Party. No delay or omission of a Party in exercising or enforcing a right or remedy under this Agreement shall operate as a waiver thereof.

19.11	Cross Default. In the event that Licensee is a party to any other agreement with OSIF or OSU, a default by Licensee of this or any other agreement shall be deemed a default under all other agreements with OSIF and OSU.

19.12	Entire Agreement. This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior written or verbal agreements, representations and understandings relative to such matters.

Licensee: Jabez Biosciences, Inc. Licensor: Ohio State Innovation Foundation	Page 18 of 27

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement.

Ohio State Innovation Foundation	Jabez Biosciences:

BY:	/s/ Paco Herson	BY:	/s/ Tamara Jovonovich
NAME:	Paco Herson	NAME:	Tamara Jovonovich
TITLE:	Vice President	TITLE:	CEO
DATE:	07/22/2024	DATE:	07/17/2024

Licensee: Jabez Biosciences, Inc. Licensor: Ohio State Innovation Foundation	Page 19 of 27

Appendix 1

Description of Licensed Subject Matter

Patent Rights

Title	Filing Date	App. #/Issue #	Country	Status
Targeted molecules for the treatment of cancer	6/22/2019	2019288813	Australia	Issued
Targeted molecules for the treatment of cancer	6/22/2019	2023233065	Australia	Patent Pending
Targeted molecules for the treatment of cancer	6/22/2019	3103557	Canada	Patent Pending
Targeted molecules for the treatment of cancer	6/22/2019	ZL 2019800420687	China	Issued
Targeted molecules for the treatment of cancer	6/22/2019	3793562	Europe	Issued
Targeted molecules for the treatment of cancer	6/22/2019	Divisional Application	Europe	To Be Filed
Targeted molecules for the treatment of cancer	6/22/2019	40043086B	Hong Kong	Issued
Targeted molecules for the treatment of cancer			Hong Kong	To Be Filed
Targeted molecules for the treatment of cancer	6/22/2019	527280	India	Issued
Targeted molecules for the treatment of cancer	6/22/2019	279586	Israel	Issued
Targeted molecules for the treatment of cancer	6/22/2019	7373170	Japan	Issued
Targeted molecules for the treatment of cancer	6/22/2019	10-2021-7002054	Korea, South	Patent Pending
Targeted molecules for the treatment of cancer	6/22/2019	408954	Mexico	Issued
Targeted molecules for the treatment of cancer	6/22/2019	PCT/US2019/038622	PCT (Not Applicable)	Published
Targeted molecules for the treatment of cancer	6/22/2019	11202012029P	Singapore	Patent Pending
Targeted molecules for the treatment of cancer	6/22/2019	2020/07620	South Africa	Issued
Targeted molecules for the treatment of cancer	6/22/2019	3793562	Spain	Issued
Targeted molecules for the treatment of cancer			Taiwan	To Be Filed
Targeted molecules for the treatment of cancer	6/22/2019	3793562	United Kingdon	Issued
Targeted molecules for the treatment of cancer	12/17/2020	11,312,686	United States of America	Issued
Targeted molecules for the treatment of cancer	10/11/2021	11999697	United States of America	Issued
Targeted molecules for the treatment of cancer	04/26/2024	18/647,273	United States of America	Patent Pending
METHODS AND COMPOSITIONS FOR INHIBITION OF	12/26/2020	2020412805	Australia	Patent Pending

Licensee: Jabez Biosciences, Inc. Licensor: Ohio State Innovation Foundation	Page 20 of 27

DIHYDROOROTATE DEHYDROGENASE
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE	12/26/2020	3165475	Canada	Patent Pending
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE	12/26/2020	2020800952840	China	Published
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE	12/26/2020	20905006.1	Europe	Published
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE	12/26/2020	62023071940.8	Hong Kong	Published
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE	12/26/2020	2022-538731	Japan	Published
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE	12/26/2020	10-2022-7025804	Korea, South	Patent Pending
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE	12/26/2020	PCT/US20/67074	PCT (Not Applicable)	Published
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE	12/26/2019	62/953,860	United States of America	Patent Pending
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE	6/25/2022	17/789,187	United States of America	Patent Pending
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE	12/22/2020	20842146.1	Europe	Published
METHODS AND COMPOSITIONS FOR INHIBITION OF	12/22/2020	PCT/US20/66682	PCT (Not Applicable)	Published

Licensee: Jabez Biosciences, Inc. Licensor: Ohio State Innovation Foundation	Page 21 of 27

DIHYDROOROTATE DEHYDROGENASE
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE	12/26/2019	62/953,705	United States of America	Patent Pending
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE	6/25/2022	17/789,182	United States of America	Patent Pending
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE	12/22/2020	20841831.9	Europe	Published
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE	12/22/2020	PCT/US20/66684	PCT (Not Applicable)	Published
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE	12/26/2019	62/953,698	United States of America	Patent Pending
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE	6/25/2022	17/789,185	United States of America	Patent Pending
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE	12/26/2020	2020411507	Australia	Patent Pending
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE	12/26/2020	3,165,512	Canada	Patent Pending
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE	12/26/2020	202080093737.6	China	Published
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE	12/26/2020	20907145.5	Europe	Published
METHODS AND COMPOSITIONS FOR INHIBITION OF	12/26/2020	62023072301.2	Hong Kong	Published

Licensee: Jabez Biosciences, Inc. Licensor: Ohio State Innovation Foundation	Page 22 of 27

DIHYDROOROTATE DEHYDROGENASE
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE	12/26/2020	2022-538733	Japan	Published
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE	12/26/2020	10-2022-7025798	Korea, South	Patent Pending
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE	12/26/2020	PCT/US2020/067065	PCT (Not Applicable)	Published
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE	12/26/2019	62/953,708	United States of America	Patent Pending
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE	6/25/2022	17/789,171	United States of America	Published
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE IN COMBINATION WITH AN ANTI-CD47 THERAPEUTIC AGENT	6/30/2022	202280058259.4	China	Published
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE IN COMBINATION WITH AN ANTI-CD47 THERAPEUTIC AGENT	6/30/2022	22834268.9	Europe	Published
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE IN COMBINATION WITH AN ANTI-CD47 THERAPEUTIC AGENT			Hong Kong	To Be Filed
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE	6/30/2022	2023-579669	Japan	Patent Pending

Licensee: Jabez Biosciences, Inc. Licensor: Ohio State Innovation Foundation	Page 23 of 27

DEHYDROGENASE IN COMBINATION WITH AN ANTI-CD47 THERAPEUTIC AGENT
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE IN COMBINATION WITH AN ANTI-CD47 THERAPEUTIC AGENT	6/30/2022	PCT/US2022/035834	PCT (Not Applicable)	Patent Pending
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE IN COMBINATION WITH AN ANTI-CD47 THERAPEUTIC AGENT	6/30/2021	63/217,154	United States of America	Patent Pending
METHODS AND COMPOSITIONS FOR INHIBITION OF DIHYDROOROTATE DEHYDROGENASE IN COMBINATION WITH AN ANTI-CD47 THERAPEUTIC AGENT	12/28/2023	18/574,876	United States of America	Patent Pending
Selection of lysine salt of HOSU-53 for clinical development	4/26/2024		United States of America	Patent Pending

Technology Rights

T2018-003 –“Targeted molecules for the treatment of cancer”

T2020-047 – “Combination therapy strategies using DHODH inhibitors and antibodies”

T2021-101 – “DHODH inhibitor compositions using 6-membered heteroaryl ring replacements”

T2021-102– “DHODH inhibitor compositions using 5-membered heteroaryl ring replacements”

T2021-103 – “DHODH inhibitor compositions using substitutions of central phenyl ring”

T2021-272 – “Combination Strategies for DHODHi”

T2022-043 – “Combination strategies with dihydroorotate dehydrogenase inhibitors and SLAMF7 (CD319) therapeutic antibodies in leukemia”

T2023-185 – “Uridine supplementation increases tolerability of treating with DHODH inhibitors”

T2024-176 – “Selection of lysine salt of HOUS-53 for clinical development.”

T2024-165 – “A series of novel C-3 substituted quinoline derivatives as potent biochemical dihydroorotate dehydrogenase (DHODH) enzyme inhibitors.”

T2024-166 – “A series of C-3 substituted and C-4 carboxylic acid or its bioisosters quinoline derivatives as potent biochemical dihydroorotate dehydrogenase (DHODH) enzyme inhibitors.”

T2024-167 – “A series of novel hydantoin and thiohydantoin derivatives as potent biochemical dihydroorotate dehydrogenase (DHODH) enzyme inhibitors.”

T2024-168 – “A series of novel amide derivatives as potent biochemical dihydroorotate dehydrogenase (DHODH) enzyme inhibitors.”

Licensee: Jabez Biosciences, Inc. Licensor: Ohio State Innovation Foundation	Page 24 of 27

Appendix 2

Annual Progress Report

For the Period:_______________

Patent Activity

License/Sublicense Activity

Description of Commercial Development (see attached form)

Description of any Management Changes
Title	Name	Since (Date)
CEO
COO
CFO
CTO/CMO

Description of any Key Other Events

Licensee: Jabez Biosciences, Inc. Licensor: Ohio State Innovation Foundation	Page 25 of 27

Appendix 3

Royalty Report

	Country	Gross Value of Consideration	Allowances	Net Sales[1]	Royalty Rate	Royalty Amount	Royalty Paid Last Year	Next Year Royalty Forecast[2]
1. Total Q1

2. Total Q2

3. Total Q3

4. Total Q4

5. Total FY _
6. Minimum Annual Royalty
7. Annual Royalty[3] for FY
8. Amount Paid- to-Date[4]
9. Amount Payable[5]

Total Royalty:__________________

Any other consideration due OSIF during this Royalty Period:

Milestones:__________________

Minimum Royalties:__________________	Sublicense Payments:	__________________

Licensee: Jabez Biosciences, Inc. Licensor: Ohio State Innovation Foundation	Page 26 of 27

Appendix 4

Summary

Effective Date:

Territory:

Field of Use:

Upfront License Fee:

Running Royalty Rates:

Minimum Annual Royalties:

Milestone Fees:

Sublicense Fees:

Past Patent Expenses Reimbursement:

Diligence Milestones:

Contact Information

For OSIF:

1050 Carmack Rd.

Columbus, OH 43201

Fax: 614-292-8907

Phone: 614-292-1315

For Notices	Attn: AVP	osifcompliance@osu.edu
For Payment and Reports	Attn: Accounting/Compliance	osifcompliance@osu.edu
For Patent Correspondence	Attn: OSIF IP Coordinator	tcoip@osu.edu

For Licensee:

6393 Blackstone Drive

Zionsville, IN, 46077

Phone:

Email: tjovonovich@jabezbio.com

Licensee: Jabez Biosciences, Inc. Licensor: Ohio State Innovation Foundation	Page 27 of 27